EXHIBIT 23.2

Independent Auditors’ Consent

The Board of Directors

Duke Realty Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Duke Realty Corporation of our audit report dated January 28, 2004, with respect to the consolidated balance sheets of Duke Realty Corporation and Subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2003 and the financial statement schedule III as of December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Duke Realty Corporation. We also consent to incorporation by reference of our audit report dated May 23, 2003, with respect to the statements of net assets available for plan benefits of Duke 401(k) Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related supplemental schedule, Schedule H, Line 4i – Schedule of Assets (Held at End of Year), which report appears in the December 31, 2002 annual report on Form 11-K of Duke 401(k) Plan.

/s/ KPMG LLP

KPMG LLP

Indianapolis, Indiana

March 22, 2004